                                                                     EXHIBIT 12

                       COMPUTATION OF RATIO OF EARNINGS
                   TO FIXED CHARGES AND PREFERRED DIVIDENDS

                  FOR THE FIVE YEARS ENDED DECEMBER 31, 1997

                                        1997    1996    1995    1994     1993
                                       ------- ------- ------- ------- --------
Pre-Tax income (loss) from continuing
 operations..........................  $45,906 $25,809 $ 8,250 $ 9,325 $(37,037)
Fixed charges........................   22,884  30,629  29,172  23,283   20,570
                                       ------- ------- ------- ------- --------
Total earnings (loss) before fixed
 charges.............................  $68,790 $56,438 $37,422 $32,608 $(16,467)
                                       ======= ======= ======= ======= ========
Fixed charges
  Portion of rent expense
   representative of the
   interest factor(1)................  $ 7,104 $ 6,506 $ 5,905 $ 5,921 $  6,330
  Interest expense...................   15,780  24,123  23,267  17,362   14,240
  Preferred stock dividends(2).......    6,557   1,639     --      --       --
                                       ------- ------- ------- ------- --------
Total fixed charges and preferred
 dividends...........................  $29,441 $32,268 $29,172 $23,283 $ 20,570
                                       ======= ======= ======= ======= ========
Ratio of earnings to fixed
 charges(3)..........................     3.01    1.84    1.28    1.40      --
                                       ======= ======= ======= ======= ========
Ratio of earnings to fixed charges
 and preferred
 dividends(3)........................     2.34    1.75    1.28    1.40      --
                                       ======= ======= ======= ======= ========

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(1) Represents one-third of operating lease costs which approximates the portion that relates to the interest portion.

(2) Preferred stock dividend requirements have been reflected at their pre-tax amounts.

(3) The Company's earnings were not sufficient to cover its fixed charges requirements by $37.0 million for December 31, 1993.

  In computing the ratio of earnings to fixed charges; (a) earnings have been based on income from continuing operations before income taxes, extraordinary items and fixed charges (exclusive of interest capitalized) and (b) fixed charges consist of interest and amortization of debt discount and expense (including amounts capitalized) and the estimated interest portion of rents.